Exhibit 99.1

Local Corporation Reports Second Quarter 2014 Financial Results

Reiterates 2014 guidance: Revenue range of $103 million to $107 million and

Adjusted EBITDA range of $3 million to $4 million

IRVINE, Calif., Aug 12, 2014 — Local Corporation (NASDAQ: LOCM), a leading local search and technology company, reported its financial results for the second quarter 2014.

“We continue to transform our business to deliver rich and relevant content to consumers by leveraging our local search expertise and proprietary technology,” said Fred Thiel, Local Corporation chairman and CEO. “Our Owned & Operated (O&O) business, led by our flagship site, Local.com, continues to execute on strategic initiatives. Our focus on the consumer search experience and our enterprise partner relationships yielded year-over-year revenue growth for O&O with improved traffic and monetization.

“In our Network business, we continued a significant effort to improve traffic quality during the quarter. We believe traffic quality is critical to attracting advertisers, which increases revenue and expands margin. While the Network benefited from rapid traffic growth over the past year, the Network traffic quality was impaired by persistent efforts on the part of sophisticated third parties intent on defrauding advertisers for their own gain. All advertising companies are faced with this challenge, as has been widely reported in the news in recent periods.

“While we are not alone in this challenge, we are intent on leading the charge to overcome it. In the last two quarters alone, we have implemented very aggressive traffic quality monitoring and filtering tools. We believe these tools, together with those of our advertising partners, combined with continued vigilance will improve traffic quality and ensure the value of our Network to advertisers. In the short term, the impact of traffic that was disqualified, due to quality issues, has resulted in decreased Network traffic and revenue in the second quarter. Nevertheless, with improved traffic quality tools and the addition of new sites and partners that meet our high-quality traffic standards, we expect the Network to return to growth, as we exit 2014.

“Our innovation efforts are advancing with great strides. This quarter in the mobile segment of our business we achieved a major milestone with the launch of nQuery™, our new white-label search experience that opens up the market for mobile carriers and other enterprise partners to participate in revenue from mobile search. Our initial nQuery relationships are expected to give Local Corporation potentially significant market share in the Tier II mobile phone carrier marketplace and contribute significant incremental revenue later this year and into 2015. Mobile is the fastest growing segment of search, according to BIA/Kelsey, as mobile local ad revenues are projected to more than triple over the next five years, reaching $15.7 billion in 2018.

“As we move through the second half of 2014 and into 2015, our new product releases are expected to drive incremental top-line growth and improved profitability. We remain excited about the large opportunities ahead of us in the local search space and reiterate our 2014 guidance.”

Second Quarter 2014 Financial Highlights:

•	Reported total revenue of $22.5 million; O&O revenue grew 14% year-over-year.

•	Increased cash balance to $6.7 million at June 30, up $3.0 million from March 31.

•	Improved net loss 63% year-over-year to $1.3 million.

•	Delivered Adjusted EBITDA of $1.0 million, positive for the sixth consecutive quarter.

•	Reported $204 revenue per thousand visitors (RKVs), up 8% sequentially, the second consecutive quarter of improvement.

•	Reiterated 2014 guidance: Revenue midrange expected to increase 11% compared to 2013, and Adjusted EBITDA is expected to be between $3 million and $4 million.

*	Adjusted EBITDA is defined as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock-based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; accrued lease liability/asset; and severance charges. See detailed reconciliation of GAAP to non-GAAP measures in the financial tables attached to this release.

“Our second quarter O&O revenue grew 14% year-over-year, again exceeding internal revenue expectations,” said Ken Cragun, Local Corporation CFO. “This reflects our ability to increase the number of visits by high-intent local consumers and improve monetization. In the Network, we focused on improving traffic quality by augmenting our traffic quality tools and processes to better identify low-quality or invalid traffic and ending relationships with associated publishing partners. This resulted in a lower revenue run-rate in the near term, but is expected to enhance our long-term position. In the second quarter, we are pleased to report that we grew our cash balance by $3.0 million, reduced our debt by $700,000, and delivered positive Adjusted EBITDA for the sixth consecutive quarter. We remain confident in the momentum of our O&O business and new mobile search initiatives and, accordingly, we confirm our 2014 guidance.”

Business Highlights

•	Local Search Growth: Local Corporation continues to implement improved traffic acquisition and monitoring tools, infrastructure updates and user interface enhancements to increase search traffic, which delivered 14% growth for the company’s O&O business. During the second quarter, overall traffic reached 73 million monthly unique visitors (“MUV”), up from 72 million in the first quarter of 2014, and RKV increased to $204 from $189 for the same periods. The company is also encouraged by recent enhancements to the relevance of local search results by one of the major search engines. This is expected to result in a significant increase in organic traffic and ad conversions, which the company believes will lead to an improvement in gross margins.

•	New Mobile Initiatives: Local Corporation continues to be committed to taking local search across multiple screens where consumers are spending more time searching for the products and services they need and want. The company recently launched nQuery™ by Local, which provides a white-labeled, hosted search solution that powers customized local search experiences and supports the company’s goal to populate local search across the Internet of everything. The company recently entered into partnerships with entities that specialize in monetizing subscriber traffic for mobile operators and Wi-Fi networks. Through these partnerships, Local Corporation will power search for a major U.S. mobile carrier, 18 international and prepaid MVNO’s and 10,000 US hotels currently under contract. nQuery is already powering millions of user searches per month and is expected to grow significantly with the onboarding of new partners.

•	Local Shopping Expansion: The company is in the process of integrating an engaging consumer shopping discovery experience powered by Krillion® into its O&O properties. This destination is expected to grow and further monetize the highly relevant O&O traffic base as well as increase repeat visitor traffic. We believe the value of the Krillion technology is that it seamlessly ingests, aggregates and localizes various types of dynamic data and distributes this rich content across multiple channels.

•	Innovation Focus: The company recently established Local Labs, which is expected to serve as a digital technology hub and start-up incubator focused on innovating the digital ecosystem. This team will be spearheading concept creation for several new product categories and customer use cases. The company is keenly focused on investing in innovation as a primary vehicle for growth.

•	Intellectual Property Update: This quarter, the company was granted its thirteenth patent, which covers an online advertising monetization and yield optimization method and/or system and also began the process of establishing a flexible organizational structure to pursue its Krillion data and IP licensing strategy. In July, the company’s cascading menu patent trial was stayed pending completion of an administrative action with the United States Patent and Trademark Office. The trial is expected to resume after the completion of such action.

•	Strengthened Leadership: In June, the board appointed two new directors. David M. Hughes, CEO of The Search Agency, brings 15 years of strategic executive leadership experience with specialties in global digital marketing and managed services and software-as-a-service platform products. John M. Payne, CEO of SimpleAir, Inc., has 30 years of experience leading public and private companies specializing in early stage software and technology companies, as well as IP licensing strategies.

Fiscal 2014 Financial Guidance:

Revenue for 2014 is expected to be in the range of $103 million to $107 million, which at the mid-point is an increase of 11% over 2013 revenue.

Adjusted EBITDA** for 2014 is expected to be in the range of $3 million to $4 million, or between $0.13 and $0.17 per diluted share, assuming diluted weighted average shares of 23.5 million taking into account the dilutive effect of stock options and warrants. Projected 2014 Adjusted EBITDA Factors:

•	Interest Expense of $1.7 million

•	Income Tax Provision of $200,000

•	Depreciation Expense of $4.0 million

•	Amortization Expense of $900,000

•	Stock Compensation Expense of $800,000

•	Severance Charges of $1.8 million

•	Warrant and conversion option revaluation expense items are undeterminable, but may be significant non-cash gains or losses**

**	The valuation of the warrant liability and the conversion option liability is based in large part on the underlying price and volatility of the company’s common stock during the period. Since the company cannot predict this, the company cannot project the non-cash gain or loss in connection with these warrants and the conversion option, and therefore, cannot reasonably project its GAAP net income (loss). Therefore, the company cannot provide GAAP guidance, but does report GAAP results.

Conference Call Information:

Chairman and CEO Fred Thiel and CFO Ken Cragun will host a conference call today at 5 p.m. ET to discuss the results and outlook. To participate in the call, please dial-in 10 minutes in advance to 1-877-883-4693 or 1-315-625-6982, passcode #79486261. To listen to the webcast and download the associated presentation, please visit the Investor Relations section of the Local Corporation website at: http://ir.local.com.

The replay can be accessed for approximately one week starting at 7:30 p.m. ET the day of the call by dialing 1-800-585-8367 or 1-404-537-3406, passcode #79486261. A replay of the webcast will be available for approximately 90 days on the company’s website, starting approximately one hour after the completion of the call.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading local search and technology company that connects millions of online and mobile consumers with businesses and products through a variety of innovative digital advertising solutions. The company’s patented Krillion® data ingestion platform aggregates localizes and distributes dynamic, national and regional retail shopping content, from approximately 120,000 store locations, representing nearly 3 million localized products. For more information, visit: http://www.localcorporation.com or http://www.krillion.com. To download the company’s iOS® 7-compatible Havvit™ shopping app, go to: iTunes® (http://bit.ly/1d8Y111).

IOS is a trademark or registered trademark of Cisco in the U.S. and other countries and is used under license.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘project,’ ‘forecast,’ ‘potential,’ ‘feel’ and similar expressions and phrases are intended to identify such forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our advertising partners paying less revenue per click and revenues to us for our search results, our ability to purchase advertising from third parties to drive users to our sites, including at a profit, our ability to adapt our business following the shifts in our monetization partners, our ability to monetize the Local.com domain, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to develop, market and operate our local-search technologies and our Krillion local shopping technologies, our ability to maintain and grow the number of Network partner sites and the aggregate levels of user traffic from such Network partner sites while also maintaining the quality level of such traffic, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to adapt to policy and technological changes promulgated by our advertising partners and traffic acquisition partners, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the integration and future performance of our Krillion business, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, the possibility of impairment of assets associated with the businesses we have acquired, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our advertising products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, our ability to successfully assert our intellectual property rights, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.

Our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of “Adjusted EBITDA” which we define as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; accrued lease liability/asset; and severance charges. Adjusted EBITDA, as defined above, is not a measurement under GAAP. Adjusted EBITDA is reconciled to net income (loss) which we believe is the most comparable GAAP measure. A reconciliation of net income (loss) to Adjusted EBITDA is set forth at the end of this press release.

Management believes that Adjusted EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period-to-period changes in income from interest on the company’s cash, expense from the company’s financing transactions and the costs associated with income tax expense, capital investments, stock-based compensation expense, net income (loss) from discontinued operations, derivatives’ revaluation charges; accrued lease liability/asset; and severance charges which are not directly attributable to the underlying performance of the company’s business operations. Management uses Adjusted EBITDA in evaluating the overall performance of the company’s business operations.

A limitation of non-GAAP Adjusted EBITDA is that it excludes items that often have a material effect on the company’s net income (loss) and earnings per common share calculated in accordance with GAAP. Therefore, management compensates for this limitation by using Adjusted EBITDA in conjunction with net income (loss) and net income (loss) per share measures. The company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of overall performance, and as a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP; it may provide greater insight into the company’s financial results. The non-GAAP measures should be viewed as a supplement to, and not as a substitute for, or superior to, GAAP net income (loss) or earnings (loss) per share.

# # #

Investor Relations Contact:	Media Relations Contact:
LHA	Local Corporation
Kirsten Chapman, 415-433-3777	Cameron Triebwasser, 949-789-5223
local@lhai.com	ctriebwasser@local.com

LOCAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	June 30, 2014	Dec 31, 2013
ASSETS
Current assets:
Cash	$6,676	$5,069
Accounts receivable, net of allowances of $297 and $533, respectively	12,769	17,298
Escrow receivable	—	390
Prepaid expenses and other current assets	567	957

Total current assets	20,012	23,714

Property and equipment, net	6,343	6,073
Goodwill	19,281	19,281
Intangible assets, net	1,989	2,439
Long-term receivable, net of allowances of $3,431 and $3,431, respectively	—	—
Deposits	72	72

Total assets	$47,697	$51,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,289	$12,786
Accrued compensation	2,013	1,462
Deferred rent	224	323
Warrant liability	743	537
Other accrued liabilities	1,681	2,403
Revolving line of credit	8,867	7,342
Current portion of term loan	—	1,500
Deferred revenue	192	202

Total current liabilities	26,009	26,555

Long-term portion of term loan	—	375
Senior secure convertible notes, net of debt discount of $999 and $1,533, respectively	4,743	4,017
Deferred income taxes	444	347

Total liabilities	31,196	31,294

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000 shares authorized; none issued and outstanding for all periods presented	—	—
Common stock, $0.00001 par value; 65,000 shares authorized; 23,230 and 23,038 issued and outstanding, respectively	—	—
Additional paid-in capital	124,623	124,249
Accumulated deficit	(108,122)	(103,964)

Stockholders’ equity	16,501	20,285

Total liabilities and stockholders’ equity	$47,697	$51,579

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$22,514	$22,656	$48,694	$44,120

Costs and expenses:
Cost of revenues	16,512	16,452	36,917	32,046
Sales and marketing	2,166	2,009	4,516	5,189
General and administrative	3,238	2,845	6,556	5,791
Research and development	1,252	1,500	2,811	3,236
Amortization of intangibles	225	231	450	462

Total operating expenses	23,393	23,037	51,250	46,724

Operating loss	(879)	(381)	(2,556)	(2,604)

Interest and other income (expense), net	(564)	(420)	(1,107)	(1,262)
Change in fair value of conversion option and warrant liability	(64)	638	(398)	642

Loss from continuing operations before income taxes	(1,507)	(163)	(4,061)	(3,224)

Provision for (benefit from) income taxes	(177)	159	97	230

Net loss from continuing operations	(1,330)	(322)	(4,158)	(3,454)
Loss from discontinued operations (net of taxes)	—	(3,264)	—	(3,485)

Net loss	$(1,330)	$(3,586)	$(4,158)	$(6,939)

Per share data:

Basic and diluted net loss per share from continuing operations	$(0.06)	$(0.01)	$(0.18)	$(0.15)

Basic and diluted net loss per share from discontinued operations	$(0.00)	$(0.14)	$(0.00)	$(0.15)

Basic net income loss per share	$(0.06)	$(0.16)	$(0.18)	$(0.31)

Basic weighted average shares outstanding	23,228	22,877	23,226	22,721
Diluted weighted average shares outstanding	23,228	22,877	23,226	22,721

LOCAL CORPORATION

Supplemental Consolidated Statements of Operations Information

Revenue Breakdown

(in thousands)

(Unaudited)

	Q2 2014	Q1 2014	Q2 2013
Owned & Operated	$12,602	$11,417	$11,066
Network	9,912	14,763	11,590

Revenue	$22,514	$26,180	$22,656

LOCAL CORPORATION

Supplemental Consolidated Statements of Operations Information

Stock-based Compensation Expense *

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cost of revenues	$11	$31	$23	$59
Sales and marketing	25	116	53	250
General and administrative	110	306	306	596
Research and development	17	73	34	156

Total stock-based compensation expense*	$163	$526	$416	$1,061

Basic and diluted net stock-based compensation expense per share	$0.01	$0.02	$0.02	$0.05

*- Excludes impact of discontinued operations.

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(4,158)	$(6,939)
Adjustments to reconcile net loss to cash provided (used in) by operating activities:
Depreciation and amortization	2,253	2,569
Provision for doubtful accounts	450	350
Stock-based compensation expense	416	1,077
Loss on exchange of warrants	—	723
Change in fair value of derivative liabilities	398	(642)
Non-cash interest expense	534	186
Impairment of goodwill and intangible assets	—	3,051
Deferred income taxes	97	—
Changes in operating assets and liabilities:
Accounts receivable	4,079	(3,162)
Long-term receivable	—	(137)
Note receivable	—	101
Prepaid expenses and other	390	(752)
Accounts payable and accrued liabilities	(767)	2,469
Deferred revenue	(10)	(9)

Net cash provided by (used in) operating activities	3,682	(1,115)

Cash flows from investing activities:
Restricted Cash	—	42
Capital expenditures	(2,073)	(1,397)
Proceeds from escrow payout	390	—

Net cash used in investing activities	(1,683)	(1,355)

Cash flows from financing activities:
Proceeds from issuance of senior secured convertible notes and warrants	—	5,000
Proceeds from exercise of options	4	21
Payment of financing related costs	(46)	(108)
Payment of term loan	(1,875)	—
Proceeds from (payment of) revolving credit facility	1,525	(1,333)

Net cash (used in) provided by financing activities	(392)	3,580

Net increase in cash	1,607	1,110
Cash, beginning of period	5,069	3,696

Cash, end of period	$6,676	$4,806

Supplemental Cash Flow Information:
Interest paid	$411	$247

Income taxes paid	$—	$2

Non-cash financing activities
Derivative liabilities recorded in connection with the issuance of senior convertible notes and warrants	$—	$2,182

LOCAL CORPORATION

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Three Months Ended March 31, 2014
	2014	2013
Net loss	$(1,330)	$(3,586)	$(2,828)

Less interest and other income (expense), net	564	420	543
Plus provision (benefit) for income taxes	(177)	159	274
Plus amortization of intangibles	225	231	225
Plus depreciation and amortization	924	934	879
Plus stock-based compensation	163	526	253
Less revaluation of derivatives	64	(638)	334
Plus net loss from discontinued operations	—	3,264	—
Plus accrual for lease liability/(assets)	—	(155)	—
Plus severance charges	572	20	1,032

Adjusted EBITDA	$1,005	$1,175	$712

Diluted Adjusted EBITDA per share	$0.04	$0.05	$0.03

Diluted weighted average shares outstanding	23,306	23,051	23,254

LOCAL CORPORATION

OPERATING HIGHLIGHTS

	Q2 2014	Q1 2014	Q2 2013
Monthly Unique Visitors (MUVs, millions)
Overall Traffic	73	72	93
Organic Traffic	16	17	43
Mobile Traffic	21	23	34

Revenue per thousand Visitors (RKV)	$204	$189	$199